Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

May 25, 2012

BlackRock, Inc.

55 East 52nd Street

New York, NY 10022

Re:	BlackRock, Inc.

Registered Public Offering of Common Stock

Ladies and Gentlemen:

We have acted as special counsel to BlackRock, Inc., a Delaware corporation (the “Company”), in connection with the public offering by a certain selling stockholder of the Company (the “Selling Stockholder”) of (i) 3,000,000 shares (“Selling Stockholder Common Stock”) of common stock, par value $0.01 per share, of the Company (“Common Stock”) and (ii) 25,832,469 shares of Common Stock issuable upon conversion of Series B Convertible Participating Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of the Company (the “Conversion Shares” and, together with the Selling Stockholder Common Stock, the “Secondary Shares”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the registration statement on Form S-3 (File No. 333-169328) of the Company, relating to the Secondary Shares and other securities of the Company, filed on September 13, 2010 with the Securities and Exchange Commission (the “Commission”) under the Securities Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement, which became effective upon filing pursuant to Rule 462(e) of the Rules and Regulations, being hereinafter referred to as the “Registration Statement”);

BlackRock, Inc.

May 25, 2012

(ii)	a copy of the Company’s Amended and Restated Certificate of Incorporation, as amended and in effect as of the date hereof, certified by the Secretary of State of the State of Delaware as of May 24, 2012, and as certified by the Assistant Secretary of the Company;

(iii)	a copy of the Certificate of the Designations, Powers, Preferences and Rights of Series B Convertible Participating Preferred Stock, as filed with the Secretary of State of the State of Delaware, designating the Preferred Stock (the “Certificate of Designations”);

(iv)	a specimen certificate evidencing the Common Stock in the form of Exhibit 4.4 to the Company’s Registration Statement on Form S-8 filed with the Commission on September 29, 2006;

(v)	the Amended and Restated Bylaws of the Company, as amended and in effect as of the date hereof, as certified by the Assistant Secretary of the Company;

(vi)	a copy of the following minutes and resolutions of the Board of Directors of the Company, as certified by the Assistant Secretary of the Company:

(1)	Minutes of the meeting of the Board of Directors of the Company on June 9, 2009;

(2)	Resolutions of the Board of Directors of the Company approved on May 17, 2012;

(vii)	a copy of the Company’s Amended and Restated Certificate of Incorporation in effect as of December 1, 2009;

(viii)	a copy of the Company’s Amended and Restated Bylaws in effect as of December 1, 2009; and

(ix)	an executed copy of the Amended and Restated Stock Purchase Agreement, dated as of June 16, 2009, by and among Barclays Bank PLC, Barclays PLC and the Company.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, including endorsements, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to

BlackRock, Inc.

May 25, 2012

us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others and of public officials.

Our opinions set forth herein are limited to the General Corporation Law of the State of Delaware and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined on law on the opinions herein stated. The opinion expressed herein is based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. Upon conversion of the Preferred Stock in accordance with the terms of the Certificate of Designations, the Conversion Shares will be validly issued, fully paid and nonassessable.

2. The Selling Stockholder Common Stock has been validly issued and is fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof, and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus supplement, dated May 22, 2012, and filed with the Commission. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP